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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(G) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(D) of The Securities Exchange Act of 1934.

                                         Commission File Number 0-16161
                                                                -------

        Original Italian Pasta Products Co., Inc. d/b/a Pasta Shell, Inc.
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             (Exact name of registrant as specified in its charter)

                 32 Auburn Street, Chelsea, Massachusetts 02150
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, $.02 Par Value Per Share
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            (Title of each class of securities covered by this form)

                                      None
                                      ----
     (Titles of all other securities for which a duty to file reports under section 13(a) or l5(d) remains)


          Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)     [X]         Rule 12h-3(b)(1)(ii)               [ ]
Rule 12g-4(a)(1)(ii)    [ ]         Rule 12h-3(b)(2)(i)                [ ]
Rule 12g-4(a)(2)(i)     [ ]         Rule 12h-3(b)(2)(ii)               [ ]
Rule 12g-4(a)(2)(ii)    [ ]         Rule 15d-6                         [ ]
Rule 12h-3(b)(1)(i)     [X]

     Approximate  number of  holders of record as of the  certificate  or notice
date:                89
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          Pursuant to the requirements of the Securities Exchange Act of 1934,
Original Italian Pasta Products Co., Inc. d/b/a Pasta Shell, Inc. has caused this certification notice to be signed on its behalf by the undersigned duly authorized person.

Date: March 16, 1998                    By: /s/ Paul K. Stevens
                                            ---------------------------
                                        Name:    Paul K. Stevens
                                        Title:   President